Exhibit 10.4

Offer letter agreement between John Boutsikaris and Adept Technology, Inc. dated October 14, 2011

                                October 11, 2011
Mr. John Boutsikaris
[Home address]
Walla Walla, WA 99362

Dear John,

On behalf of Adept Technology, Inc., I am pleased to offer you the position of Senior Vice President of Global Sales & Marketing, reporting to John Dulchinos, President & Chief Executive Officer. Your bi-weekly rate will be $8,462, which when annualized is a base salary of $220,000, subject to applicable taxes.

In this key executive role, you will also become an Executive Officer of the company, effective on your employment with Adept.

In your position as Senior Vice President of Global Sales & Marketing, you will be eligible to receive incentive compensation based on achieving a combination of individual performance and company performance. The payout as earned will be a combination of restricted stock shares and cash. The details of your FY12 incentive compensation are attached and remain subject to the applicable performance and incentive plans.

Subject to approval by the Board of Directors you will receive 50,000 options for shares of Adept common stock at the fair market value price at the time of the next Board of Directors meeting after your date of hire. The option exercise price will be set at the fair market price as of the grant date and the shares will vest over a period of 48 months from the date of grant linearly at 1/48th of the total number of shares per month so long as you remain an employee of the company.

In the event of a change of control you will be entitled to receive change of control compensation as contemplated in the Adept standard executive officer change of control agreement, a copy of which is attached.

As an Executive of the company, your vacation will accrue at a rate of four weeks per year.

Adept Technology and you agree that your employment with Adept can be terminated “at will” by either party at any time, with or without notice, and for any reason, with or without cause. This provision for at- will employment may not be modified by anyone on behalf of Adept Technology except pursuant to a writing signed by the Chief Executive Officer.

This offer letter is the complete statement of the terms and conditions of your employment with the Adept Technology and supersedes all prior agreements, understandings or representations between you and Adept. Attached is a summary of employee benefits. Also included is a copy of the Adept Proprietary Agreement and Adept's Code of Business Conduct. This offer is contingent on you signing that standard agreement and code and returning the originals with your offer letter. In accordance with current federal law, you will be asked to provide documentation proving your eligibility to work in the United States. Please review the enclosed U.S. Department of Justice Form I-9 and bring proper identification with you on your first day. By the signing this offer you also represent that you are able to work for Adept Technology without restriction. Also, your signature to this offer of employment shall be your written consent that our Human Resources organization may utilize employment verification processes that may include: credit reports, references, criminal history, education transcripts and civil lawsuits, and that this offer is contingent on a satisfactory report.

To indicate your acceptance of this offer, please return one original of this signed offer letter, the original signed Adept

Proprietary Agreement, and Code of Business Conduct no later than 5 p.m. (PDT) on Monday, October 17, 2011.

John, we believe that Adept Technology is well positioned in the robotics automation marketplace and has tremendous potential. We also believe that we provide great opportunities for personal career growth, challenging work and financial rewards. We feel that you can make a significant contribution and we look forward to welcoming you to the Adept Technology team!
Sincerely,

/s/ John Dulchinos
John Dulchinos
President and Chief Executive Officer

I have read, understand, and accept the offer of employment stated above:

/s/ John Boutsikaris                     October 14, 2011
Signature                      Date of Signature

October 31, 2011
Proposed Start Date

Attachments:
Fiscal 2012 Commission Plan
Fiscal 2012 Performance Plan
Fiscal 2012 Cash Incentive Plan
Change of Control Agreement
Proprietary Information Agreement
Code of Business Conduct

BOUTSIKARIS FY2012 COMMISSION PLAN

Date of Hire - June 30, 2012 Revenue plan			Commission
Revenue	Revenue	Rate	(Date of Hire - June 30, 2012)
		0.075%	$18,750
		0.10%	$20,000
		0.25%	$22,500
	Total Revenue	0.40%

Payment Schedule

•
Commission Payment is paid annually after the end of the fiscal year based upon audited financials and subject to employee's continued employment at the company based on worldwide revenue at the percentage of the revenue specified above, net of warranty and returns

•	There is no cap on commissions

•	Does not include revenues from acquisitions unless otherwise determined

ADEPT FY2012 PERFORMANCE PLAN

Stock at 100% of Plan = 15,000 shares subject to terms of fiscal 2012 performance plan

	Weighting	50%		50%

	Adjusted EBITDA			Revenue
Maximum Target		150%	+	150%
Excess Target		125%		125%
Plan Target		100%		100%
Minimum Target		50%		50%

•
If the amount derived from the formula exceeds 100%, all Restricted Stock will be granted, with Performance Cash Awards to be paid in cash for amounts in excess of 100% as determined pursuant to the Performance Plan.

•
Adjusted EBITDA and Revenue will be determined, as applicable, in the manner determined for the Company's financial statements and/or earnings release. Amounts falling between the targets identified above will be assigned the correlating percentage in relation to those specified above.

ADEPT FY2012 CASH INCENTIVE PLAN

Cash Incentive (Net cash balance excluding financing)

7.50%
12.50%
15.00%
% of cash creates bonus pool generated
• This pool is divided among the focus team members in a ratio directly proportional to their restricted stock award.

•
For the FISCAL 2012 Cash Incentive plan, a pool is created that is a minority of the incremental cash of the baseline plan. This pool is divided among the focus team members in a ratio directly proportional to their restricted stock award, and is subject to the terms of the fiscal 2012 Cash Incentive Plan.

•
Net cash means cash and cash equivalents, net of line of credit borrowings and any other financing, as determined by committee based upon the company's financial statements MINUS the amount of the bonus pool.

TOTAL FY2012 ANNUAL COMPENSATION AT PLAN

Base Salary Rate	Commission at Plan	Restricted Stock @ $3.5	Total
$220,000	$81,667	$52,500	$354,167

FY2012 PROGRAM REVIEW AND ACCEPTANCE

I have read, understand & accept my Incentive Compensation Plan for FY2012.

Signature	/s/ John Boutsikaris	11/11/2011
	John Boutsikaris	Date
Sr. Vice President Global Sales & Marketing

Signature	/s/ John Dulchinos	11/2/2011
	John Dulchinos	Date
President & Chief Executive Officer